EXHIBIT 21

SUBSIDIARIES OF PALL CORPORATION

Pall Corporation owns 100% of the outstanding capital stock of those companies listed below, except where otherwise noted:

State or Other Jurisdiction
Name of Company	of Incorporation
Medsep Corporation	Delaware
Pall Acquisition LLC	Delaware
Pall Aeropower Corporation	Delaware
Pall Biomedical, Inc.	Delaware
Pall Industrial Membranes LLC	Delaware
Pall Life Sciences Puerto Rico, LLC	Puerto Rico
Pall – PASS US, LLC	Delaware
Russell Associates Inc.	Maryland
Gelman Sciences, Inc.	Michigan
Pall Austria Filter GesmbH	Austria
Pall (Canada) Limited	Canada
Pall Do Brasil	Brazil
Pall Europe Limited (a)	England
Pall France S.A.S.	France
Pall Deutschland Beteiligungs GmbH	Germany
Pall Deutschland Holding GmbH & Co. KG Partnership (c)	Germany
Pall Italia S.R.L.	Italy
Pall Manufacturing UK Limited	England
Gelman Ireland Ltd.	Ireland
Pall Netherlands B.V. (a), (d)	The Netherlands
PLLN C.V. Partnership (b), (d)	The Netherlands
Pall Norge AS	Norway
Pall Espana S.A.	Spain
Pall Norden AB	Sweden
Pall (Schweiz) A.G.	Switzerland
Argentaurum A.G.	Switzerland
Pall Asia International Ltd.	Hong Kong
Pall India Private Ltd.	India
PT Pall Filtration Indonesia	Indonesia
Nihon Pall Ltd.	Japan
Pall New Zealand Limited	New Zealand
Pall Filtration Pte. Ltd.	Singapore
Pall Singapore Taiwan Branch Holding Company Pte. Ltd.	Singapore
Pall Korea Ltd.	South Korea
Pall Corporation Filtration and Separations (Thailand) Ltd.	Thailand
Pall Australia Pty LTD	Australia

(a)	Contributed to PLLN C.V. a Netherlands Partnership
(b)	General Partner: Pall-PASS US, Inc.; Limited Partner: Pall Corporation
(c)	General Partner: Pall Deutschland Beteiligungs GmbH; Limited Partner: Pall Corporation
(d)	On July 28, 2006, PLLN C.V. sold approximately 79% of its interest in Pall Europe Limited to Pall Netherlands B.V.

All subsidiaries listed above are included in the Company’s consolidated financial statements. The list does not include inactive subsidiaries.